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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 29 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 18, 1999, relating to the financial statements and financial highlights appearing in the March 31, 1999 Annual Report to Shareholders of BT Institutional Asset Management Fund, which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Statement of Additional Information and under the heading "Financial Highlights" in such Prospectus.

PricewaterhouseCoopers LLP
Baltimore, Maryland
July 23, 1999